UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2022

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Radnor Corporate Center, Suite 500 100 Matsonford Rd, Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 801-4670

__________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

License Agreement

As of March 1, 2022 (the “Effective Date”), Marinus Pharmaceuticals, Inc. (the “Company”) entered into an exclusive patent license agreement (the “License Agreement”) with Ovid Therapeutics Inc. (“Ovid”).

Exclusive License. Under the License Agreement, Ovid granted the Company an exclusive, non-transferable (except as provided therein), royalty-bearing, sublicensable license under certain of Ovid’s patent(s) and patent applications (the “Licensed Patents”) to develop, make, have made, commercialize, promote, distribute, sell, offer for sale and import Licensed Products (as defined below) in the Territory (as defined below) for the treatment of CDKL5 deficiency disorder in humans (the “Field”). “Licensed Products” are defined as ganaxolone, including any analogues or derivatives, including its salts, and pharmaceutical formulations of the foregoing, the use, offer for sale, sale or importation of which by the Company would, but for the Agreement, infringe a valid claim of a Licensed Patent in a jurisdiction where such a valid claim exists. The License Agreement territory is the United States of America, the member states of the European Union, Iceland, Lichtenstein, Norway, the United Kingdom and Switzerland (collectively, the “Territory”).

Development and Commercialization Obligations. Under the License Agreement, the Company has the sole right and responsibility for, and control over, all development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products in the Field in the Territory. In addition, all regulatory approvals and related filings with respect to Licensed Products in the Field in the Territory will be in the name of, and be owned solely by, the Company.

Financial Terms. Following the date of regulatory approval by the United States Food and Drug Administration of the first Licensed Product in the Field, the Company will, at Ovid’s option exercisable in accordance with the terms of the License Agreement, (i) pay to Ovid the sum of $1,500,000 in cash; or (ii) issue to Ovid 123,255 shares of common stock, par value $0.001, of the Company. The License Agreement also provides for payment of royalties by the Company to Ovid in the low single digits on net sales by the Company, its affiliates and sublicensees, of Licensed Products in the Field in the Territory. Such royalties are subject to reduction in the event of generic competition in accordance with the terms of the License Agreement.

Term and Termination. The License Agreement is effective as of March 1, 2022. The Company may terminate the License Agreement at any time without cause on thirty days’ prior written notice. Either party may terminate the License Agreement for the other party’s material breach or insolvency subject to certain cure periods. Also, Ovid has the right to terminate the License Agreement if (a) the Company has not received regulatory approval by the U.S. Food and Drug Administration of the Company’s first Licensed Product by September 30, 2024 or (b) there has not been a first commercial sale of any Licensed Products in the Field in the Territory on or before June 30, 2025. In the event of termination, all licenses granted under the License Agreement will terminate.

The License Agreement includes certain other customary terms and conditions, including mutual representations and warranties, covenants, and indemnification, intellectual property management and confidentiality provisions.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	License Agreement, dated March 1, 2022, by and between Marinus Pharmaceuticals, Inc. and Ovid Therapeutics Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

Date: March 3, 2022	/s/ Steven Pfanstiel
Steven Pfanstiel
Chief Financial Officer